Exhibit (j)(i) under Form N-1A
                                         Exhibit 23 under Item 601/ Reg. S-K




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 33-52149) of Federated International Series, Inc. and to the incorporation by reference of our reports dated January 17, 2008 on Federated International High Income Fund and Federated International Value Fund (two of the portfolios constituting Federated World Investment Series, Inc.) included in their Annual Shareholder Reports for the fiscal year ended November 30, 2007.




/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
January 24, 2008